Exhibit 4.30

AMENDMENT NO. 25 TO THE BICENTENARIO TRANSPORT AGREEMENT

Between

Cenit Transporte y Logística de Hidrocarburos S.A.S.

and

Ecopetrol S.A.

Bogotá D.C., June 21, 2024

AMENDMENT NO. 25 TO THE BICENTENARIO TRANSPORT AGREEMENT

This Amendment No. 25 (hereinafter, the “Amendment”) to the Bicentenario Transport Agreement is entered into by the following parties:

1.

CENIT TRANSPORTE Y LOGÍSTICA DE HIDROCARBUROS S.A.S., company incorporated in accordance with the laws of the Republic of Colombia be means of a private document dated June 15, 2012, and registered in the mercantile registry on the same date, with NIT 900.531.210-3, represented in this act by EUGENIO GÓMEZ HOYOS, identified as appearing under his signature, who acts in his capacity as general attorney, in accordance with the power granted by public deed No. 1910 of July 3, 2013 at Notary 51 of the Bogota Circle (hereinafter “Cenit”); and

2.

ECOPETROL S.A., Colombian company of mixed economy, of commercial nature, of the national order, attached to the Ministry of Mines and Energy in accordance with Law 1118 of 2006, domiciled in Bogotá D.C., represented in this act by REYNALDO PLATA CARREÑO, identified as it appears under his signature, who acts in his capacity as Head of the Logistics Contracting Department, who is duly empowered, with broad and sufficient faculties, to execute this Agreement pursuant to the Special Power granted by Ecopetrol to represent it and bind it, (hereinafter, the “Shipper” and together with Cenit, the “Parties”, or each one referred to individually as “Party”).

The Parties have agreed to enter into this amendment to the Bicentenario Transport Agreement pursuant to the terms set forth hereinbelow, with the prior

WHEREAS CLAUSES:

1.

That, on June 20, 2012, the Shipper and Oleoducto Bicentenario de Colombia S.A.S. (currently Cenit) entered into a contract for the transportation of crude oil through the pipeline Oleoducto Bicentenario de Colombia,modified by Amendments 1 to 24, (hereinafter, the “Agreement”).

2.

That, on December 28, 2023, registry was completed of Public Deed No. 4660 of December 21, 2013, of Notary 21 of the Bogota D.C. Circle, in the mercantile registry of the Bogota Chamber of Commerce, whereby it officialized the merger by absorption between Cenit and Oleoducto Bicentenario de Colombia S.A.S.

3.

That, in view of the foregoing, Cenit, pursuant to that set forth in Resolution 72-145 of 2014 and since December 28, 2023, date of officialization of the merger, for all purposes, it serves as owner and transporter of the Araguaney - Banadìa segment, more often referred to as Oleoducto Bicentenario de Colombia.

4.

That, by virtue of the foregoing, The Parties make it clear that every time that in the Agreement there is mention of “Bicentenario”, that is, of Oleoducto Colombia S.A.S., it shall be understood as mention of Cenit.

5.	That, by virtue of Amendment No. 24 to the Agreement, the Parties agreed to extend the Term of the Contingent Service until September 4, 2024.
6.	That the General Shareholder Meeting of Cenit approved releasing the eventual conflict of interest that could exist with the administrators of Cenit.

7.

That the Parties are interest in agreeing, by mutual consent, on the date of termination of the Ship or Pay Term of the Agreement, and also to include the rules as per which use of the advance payment made by the shipper to Cenit can be made, as set out in Annex K.

8.

That the amendments to be made pursuant to this Amendment do not affect Cenit’s fulfillment of its obligations set out in the New Credit Agreement, which was entered into on April 6, 2015, between Oleoducto Bicentenario de Colombia S.A.S. (currently Cenit) and several banks.

Based on the foregoing Whereas section, the Parties have agreed to enter into this Amendment to the Agreement, which will be governed by the following:

CLAUSES:

CLAUSE ON: MODIFICATIONS TO THE AGREEMENT: The Parties agree to amend the Agreement as per the following terms:

Section 1-01 - Definitions: The Parties agree that the definitions of “Ship or Pay Term” and “Ship and Pay Term” contained in Annex A “Definitions” of the Agreement, shall read as follows:

“Ship and Pay Term: It means the term that ends at twenty-four (24:00) hours of September four (4) of two thousand twenty-four (2024).

Ship or Pay Term: It means that the term that starts on the date that occurs first between the Start Date of Tariff Payment or the Start Date of the Service and ends at twenty-four (24) hours of September four (4) of two thousand twenty-four (2024).

Section 1.02 - Valid term of the Contingent Service: The Parties agree to amend Section 4.1(d) “Value of Service and Contingent Service” of Clause 4 “Value and Way of Payment of the Service” in the Agreement, shall read as follows:

“Section 4.01 - Value of Service and the Contingent Service:

(…)

(d)

In the event that the Start Date of the Tariff Payment occurs before the Start Date of the Service and only with respect to the period between said dates, the Shipper is bound to pay a sum equivalent to the Tariff, multiplied by the Contracted Capacity of the Shipper by the number of Days of the corresponding Calendar Month, even if the provision of the Service has not started.

Said payments will be treated as described herein below:

(i)

As long as Bicentenario is able to meet the principal and interest payments of the debt contracted with the Lenders, to comply with the hedging ratios established in the New Credit Agreement or in any other agreement with the Lenders, to comply with any other obligation or financial covenant established in said instrument, to meet all obligations assumed by Bicentenario with third parties and cover all the operating and maintenance costs of the Pipeline, the amounts corresponding to the Tariff paid by the Shipper between the Start Date of Payment of the Tariff and December 31, 2013, in accordance with the provisions of this Section 4.01(b), if any, will be considered as advance payments payable by the Shipper in favor of Bicentenario.

(ii)	Such payments can be accounted for as follows:
(1)

During the Ship or Pay Term: The advance payments mentioned above will be charged in Colombian pesos upon payment of the Tariff as of July first (1st) of two thousand twenty-four (2024), until depleting the balances in favor of the Shipper,

(2)	During Provision of the Contingent Service: As of July first (1st) of twenty thousand twenty-four (2024), until depleting the balances in favor of the Shipper,
(3)

During the Ship or Pay Term provided for in the Crude Oil Transport Agreement entered into between Hocol S.A. (assigned in its entirety to the Shipper) and Oleoducto Bicentenario de Colombia S.A.S. (currently Cenit) on July 20, 2012: The aforementioned advance payments will be charged in Colombian pesos to the payment of the Tariff as of July first (1st) two thousand twenty-four (2024), until its date of termination,

(4)

During the Ship and Pay Term established in the Coveñas Terminal Storage Contract entered into by the Shipper and Oleoducto Bicentenario de Colombia S.A.S. (currently Cenit) on June 20, 2012: As of July fifth (5th) two thousand twenty-four, data on which the aforementioned Ship and Pay Term started under this storage contract and until its Date of Termination, and

(5)

If at the end of the Contract there are still pending balances in favor of the Shipper by virtue of the advance payments received, these may be charged to payment of transport services through Oleoducto Bicentenario, in which case the Parties shall enter into a new transport agreement”.

Section 1.03 – The Guarantee: The Parties agree to modify Clause 5 “The Guarantee” of the Agreement, which shall read as follows:

“Clause 5.     The Guarantee.

The Parties have established that, as they are companies belonging to the Ecopetrol Business Group, for the period between July four (4), two thousand twenty-four (2024) and the end of the Ship or Pay Term, that is, September four (4), two thousand twenty-four (2024), the Shipper shall not grant guarantees for this Contract.

The foregoing, considering that the date on which Fiduciaria Corficolombiana S.A., which serves as trustee and administrative agent as agreed in the New Credit Contract executed on April 6, 2015, will pay the total balance on July five (5), two thousand twenty-four (2024), it will not be necessary for this Agreement to continue being guaranteed by the issuance of the Guarantee, according to its definition set forth in Annex A”.

CLAUSE TWO: EARLY TERMINATION OF THE AGREEMENT. The Parties agree to end the Agreement as of September four (4) of two thousand twenty-four, that is, on the Date of Termination agreed on in this Amendment.

CLAUSE THREE: INTEGRITY OF THE AGREEMENT. All other clauses int he Agreement continue in force in their entirety, not being understood as modified y this Amendment.

In witness whereof, this Amendment is signed on the twenty-first (21st) day of June of the year two thousand twenty-four (2024).

By the Shipper,		By Cenit,

/s/ Reynaldo Plata Carreño		/s/ Eugenio Gómez Hoyos
Name:	REYNALDO PLATA CARREÑO	Name:	EUGENIO GÓMEZ HOYOS
C.C.:	91.489.924 of Bucaramanga	C.C.:	79.121.780 de Fontibón
Title:	Head of Logistics Contracting Department	Title:	Attorney General